File Pursuant to Rule 433

Registration Statement No. 333-206177

November 10, 2016

PRICING TERM SHEET FOR THE 4.30% DEBENTURES, SERIES 2016 C

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A2 (Stable); A- (Negative); A- (Stable)

Issue of Securities:	4.30% Debentures, Series 2016 C due 2056

Principal Amount:	$500,000,000

Interest Rate:	4.30% per annum

Interest Payment Dates:	June 1 and December 1, commencing on June 1, 2017

Maturity Date:	December 1, 2056

Treasury Benchmark:	2.500% due May 15, 2046

US Treasury Yield:	2.946%

Spread to Treasury:	+140 basis points

Re-offer Yield:	4.346%

Public Offering Price:	99.129% of the principal amount

Optional Redemption:	Make Whole call at any time prior to June 1, 2056 (the par call date) at Treasury Rate +25 basis points (calculated to the par call date)

Callable on or after June 1, 2056 at par

Pricing Date:	November 10, 2016

Settlement Date:	November 16, 2016 (T+3)

CUSIP:	209111 FK4

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Mizuho Securities USA Inc. MUFG Securities Americas Inc. KeyBanc Capital Markets Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	CIBC World Markets Corp. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Mizuho Securities USA Inc. toll-free at 1-866-271-7403 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.